Exhibit 4.1

INSTEEL INDUSTRIES, INC.

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

________________________________

THIS AMENDMENT NO. 2 TO RIGHTS AGREEMENT (this “Amendment No. 2”) is dated as of November 15, 2018 by and between Insteel Industries, Inc., a North Carolina corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (as successor rights agent to First Union National Bank, the “Rights Agent”).

RECITALS

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement dated as of April 27, 1999, as amended and extended by that certain Amendment No. 1 to Rights Agreement dated as of April 25, 2009 (the “Rights Agreement”); and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock (as defined in the Rights Agreement) before the Distribution Date (as defined in the Rights Agreement); and

WHEREAS, the Board of Directors of the Company has determined that it is desirable to amend the Rights Agreement as set forth herein and has authorized this Amendment No. 2 by a duly authorized resolution; and

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.     Section 1(r) of the Rights Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

(r) “Final Expiration Date” shall mean the Close of Business on December 31, 2018, unless extended by the Board of Directors of the Company as provided in Section 27 hereof.

2.     The Rights Agent acknowledges its receipt of an officer’s certificate notifying it of this Amendment No. 2 in accordance with Section 27 of the Rights Agreement.

3.     This Amendment No. 2 shall be effective as of the date first set forth above and, except as set forth herein, the Rights Agreement shall remain otherwise unaffected hereby. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as further amended hereby.

4.     This Amendment No. 2 shall bind and inure to the benefit of the Company’s and the Rights Agent’s respective successors and assigns.

5.     If any term, provision, covenant or restriction of this Amendment No. 2 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 2 shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6.     This Amendment No. 2 shall be deemed to be a contract under the laws of the State of North Carolina and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

7.     This Amendment No. 2 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed as of the date first written above.

INSTEEL INDUSTRIES, INC.

By:	/S/
Name: Michael C. Gazmarian Title: Vice President, Chief Financial Officer and Treasurer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/S/
Name: Michael A. Nespoli Title: Executive Director